[DATE]



Timothy K. Montgomery
15000 Bonnie Brae Lane
Saratoga, CA  95070

Re:  Employment Agreement

Dear Tim:

Ditech Corporation ("Ditech" or the "Company") is pleased to continue your employment as President and Chief Executive Officer ("CEO") of Ditech on the following terms (the "Agreement").

As President and CEO of Ditech, you will continue to work in Sunnyvale, California and perform the duties customarily associated with this position, and any duties as may be assigned to you by the Company's Board of Directors (the "Board"). Of course, the Company may change your position, duties and work location from time to time, as it deems necessary. You will be expected to work the hours required by the nature of your work assignments.

Your initial base salary through October 31, 1998 was $25,000 per month ("Base Salary"), less standard deductions and withholdings, paid on the Company's normal payroll dates. You acknowledge that no bonus will be paid for your prior work at the Company or with respect to the period through October 31, 1998. On November 1, 1998, your Base Salary changed to $225,000 per year, less standard deductions and withholdings, paid on the Company's normal payroll dates.

You will be eligible for a discretionary bonus of up to $37,500 upon attainment of goals through April 30, 1999 set by the Board and the achievement of our 1999 financial plan. At the discretion of the Board, you may receive an additional bonus if 1999 results exceed plan. Beginning with the next fiscal year, starting on May 1, 1999, you will also be eligible for a discretionary bonus, based upon your achievement of specific objectives to be agreed upon by you and the Board. Ditech may, although it is not obligated to, make similar bonuses available to you in subsequent years, and the amount of such bonuses, if any, and the criteria for determining the award of such bonuses, if any, will be at the sole discretion of the Board. Accordingly, consistent with Company policy and its practice to reward outstanding achievement, the Board may periodically evaluate you and your management team's performance.

The Board has approved at its October 15, 1998 meeting a grant to you of a compensatory stock option (the "Option") to purchase 200,000 shares of the common stock of the Company. The exercise price per


                                      1.

share under the Option is the fair market value per share of common stock of the Company on the date of the grant. The shares covered by the Option will vest as follows: 50,000 shares covered by the Option will vest on September 30, 1999; the remaining shares covered by the Option will vest in 36 equal monthly installments on the last calendar day of each month thereafter, beginning on October 31, 1999 and ending on September 30, 2002. However, all vesting of shares under the Option will cease upon termination of your employment with the Company.

In addition to your salary and incentive compensation, you will be eligible for Company benefits consistent with Company policy. Details about these benefits are available for your review. The Company reserves the right to modify your compensation and benefits from time to time, as it deems necessary.

You acknowledge your continuing obligation to abide by all of the Company's policies and procedures and your continuing obligations under the Company's Proprietary Information Agreement that you signed on [DATE] (attached hereto as Exhibit B).

By accepting this position, you represent and warrant that you are not a party to any agreement with any third party or prior employer that would conflict with or inhibit your performance of your duties with the Company.

Either you or the Company may terminate your employment relationship at any time for any reason whatsoever, with or without Cause or advance notice.
This at-will employment relationship cannot be changed except in a writing signed by a duly authorized officer of the Company. If the Company terminates your employment without Cause, the Company will pay you, as severance, a lump sum equal to 12 months of your Base Salary, subject to standard payroll deductions and withholdings. In the event of such termination, you will not be entitled to any additional compensation or benefits (including but not limited to bonuses or continued vesting of your stock option) beyond what is provided in this paragraph. If you resign or your employment is terminated for Cause, all compensation and benefits will cease immediately, and you will receive no severance benefits. For purposes of this Agreement, "Cause" means misconduct, including: (i) commission of any felony or any crime involving moral turpitude or dishonesty; (ii) participation in a fraud or act of dishonesty against the Company; (iii) material breach of the Company's policies; (iv) intentional damage to the Company's property; (v) material breach of this Agreement; or (vi) conduct by you that in the good faith and reasonable determination of the Company's Board demonstrates unacceptable job performance or gross unfitness to serve.

In the event of a Change of Control (as defined in the Side Letter Agreement of even date herewith attached as Exhibit C hereto), the vesting schedule of the Option and of all other options to purchase shares of the common stock of the Company which were granted to you on or before the date of this Agreement shall be accelerated to the extent provided in the Side Letter Agreement. In the event of a Change of Control and/or your termination of employment following a Change of Control, you will not be entitled to any severance, compensation or benefits beyond what is provided in the Side Letter Agreement (for example, the benefits provided in the Side Letter Agreement supersede those contained in the offer letter agreed to by you and the Company on or about October 3, 1997 (attached hereto as


                                      2.

Exhibit A)). The Company may, however, at its sole discretion, offer you a position as a consultant under terms and conditions to be agreed upon at that time.

You agree that, for one year following the termination of your employment with the Company, you will not personally initiate or participate in the solicitation of any employee of the Company or any of its affiliates to terminate his or her relationship with the Company or any of its affiliates in order to become an employee or consultant for any other person or business entity.

To ensure rapid and economical resolution of any disputes that may arise under this Agreement, you and the Company agree that any and all disputes or controversies, whether of law or fact of any nature whatsoever (including, but not limited to, all state and federal statutory and discrimination claims), with the sole exception of those disputes that may arise from any Company Proprietary Information Agreement, arising from or regarding the interpretation, performance, enforcement or breach of this Agreement will be resolved, to the extent provided by law, by confidential, final and binding arbitration to be held in San Jose, California (rather than trial by jury or court or resolution in some other forum) under the then-existing Rules of Practice and Procedure of Judicial Arbitration and Mediation Services ("JAMS").

This letter Agreement, and attached exhibits, constitute the complete, final and exclusive embodiment of the entire agreement between you and Ditech with respect to the terms and conditions of your employment. This Agreement is entered into without reliance upon any promise, warranty or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties, representations or agreements, including, but not limited to, the offer letter attached hereto as Exhibit A. It may not be amended or modified except by a written instrument signed by you and a duly authorized officer of the Company. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement. This Agreement will be construed and interpreted in accordance with the laws of the State of California and will be deemed drafted by both parties.


                                      3.

I trust that the points outlined above fully clarify the terms of Ditech's offer. If you choose to accept our offer under the terms described above, please sign below and return this letter to me. We look forward to a productive and enjoyable work relationship helping Ditech grow.

                                  Very truly yours,

                                  DITECH CORPORATION

                              By: /s/ Kenneth Jones
                                  ------------------------------
                                  Kenneth Jones or Greg Avis
                                  Ditech Board of Directors


Exhibit A -- Offer Letter
Exhibit B -- Proprietary Information Agreement
Exhibit C -- Side Letter Agreement


ACKNOWLEDGED AND ACCEPTED:

/s/ Timothy K. Montgomery
----------------------------------
Timothy K. Montgomery

Date: ----------------------------



                                      4.

                                  EXHIBIT A

                                OFFER LETTER



                                      5.

[DITECH LOGO]


                                                           October 3, 1997


Mr. Timothy K. Montgomery
15000 Bonnie Brae Lane
Saratoga, CA 95070

Subject: Employment Offer

Dear Tim:

     We are pleased to offer you the position of Senior Vice President of Sales and Marketing of Ditech Corporation and you will be reporting to me. You will be an essential member of the Management Team and assist in identifying and establishing the strategic directions of the Company. In addition, your responsibilities will include the day-to-day management of Sales and Marketing, which includes recruiting the "Sales Team" for domestic and international markets, developing sales strategies and leading the efforts for our current and future product sales.

     During your first six months of employment, remainder of Ditech fiscal 1998, you will receive a prorated portion of your expected annual total compensation which approximates $150,000 based on a November 1, 1997 start date. Thereafter, your base salary will be one hundred fifty thousand dollars ($150,000) per year plus a target compensation at Company Revenue Plan which may be equal to an additional one hundred and fifty thousand ($150,000). You will receive a draw against your target compensation of $50,000 that would not be subject to return based on actual Plan results. In addition, we will propose to the Board of Directors three stock option grants of 200,000, 50,000 and 50,000 shares totaling 300,000 shares. The common stock grants are subject to Board approval and will be incentive stock options. The first option (200,000) will vest over four years with 25% after your first year and then ratably thereafter. The second and third options will fully vest on the beginning of the first day of the quarter after the Company's revenues for the previous four quarters exceed $25 million and $50 million, respectively. Assuming these revenue milestones are not achieved, the latter two options will still vest in full on April 30, 2004.

     If during the course of your first year at Ditech Corporation there is either a change in control, as defined below, or chief executive officer
(CEO) and your position or equivalent is eliminated you will receive a six month severance package equal to $150,000. Additionally, for up to three years after your hire date if there is a change in either control or CEO, you would receive an acceleration in 50% of your unvested and

                                       6.

[DITECH LOGO]                                                   October 3, 1997

outstanding options regardless of whether you continue with the acquiring company or CEO. Outstanding options would include the three grants of 200,000, 50,000, and 50,000 shares totaling 300,000 shares.

     The term "Change in Control" means (a) a merger in which more than 50% of the Company's outstanding voting stock is transferred, (b) the sale or other disposition of all or substantially all of the Company's assets or (c) the sale of more than 50% of the Company's outstanding voting stock to a person who is not a stockholder of the Company on the date of this letter or an affiliate of such a stockholder. It does not include a reincorporation in a different state or the creation of a holding company that will be owned by the company's stockholders in substantially the same proportions.

     Your benefits package with Ditech Corporation will become effective on the first of the month following employment. It will include Health Insurance coverage (with partial premium due if more than just yourself), Life and Long term Disability insurance with an option for additional coverage, 401K participation after three months of employment.

     Your employment with Ditech Corporation is "at-will" and you will be asked to sign the statement of your acceptance and a confidentiality agreement due to the nature of our business when you report to work.

    We look forward to working with you and having you as a part of our valuable team!

     This offer is valid through the end of business on Wednesday October 8, 1997.

Sincerely,

/s/ Pong Lim

Pong Lim

President and CEO

                                       Accepted by:

                                       /s/ Timothy K. Montgomery     6 Oct' 97
                                       ----------------------------  ----------
                                       Timothy K. Montgomery         Date:

                                       7.

                                  EXHIBIT B

                     PROPRIETARY INFORMATION AGREEMENT



                                      8.

[DITECH LETTERHEAD]


                   PROPRIETARY AND CONFIDENTIAL INFORMATION
                          AND INVENTIONS AGREEMENT

                               December, 1987
                       As Amended on February 8, 1988



In consideration and as a condition of my being an employee of Ditech Corporation, Inc., the "Company," and/or companies which the Company owns, controls or is affiliated with, or their successors in business, I hereby agree with Ditech Corporation to the following items:

1. Association with the Company. I agree to become employed as a full-time employee of the Company.

2. Proprietary and confidential information. I understand that during my employment I may produce, obtain, make known, or learn about certain information which has a commercial value in the business in which the Company is engaged and which is treated by the Company as proprietary and confidential. Proprietary and confidential information is not generally available to the public and includes source code, data and programs, designs, company market plans, strategies, forecasts and budgets, unpublished financial statements, licenses and licensing agreements, pricing, costs, and customer and supplier lists. I understand that all proprietary information is the sole property of the Company and that anything that I produce that is termed proprietary belongs to the Company. At all times, both during my employment by the Company and afterwards, I will keep in strictest confidence and trust all proprietary information. I will not use, reproduce, or disclose any proprietary information without the written consent of the Company, except as may be necessary to do my job. I will keep and maintain adequate and current records of all proprietary information developed by me and these records are also owned by the Company.

     I will make sure that these proprietary and confidential information items are locked up, put away after use and otherwise not available to unauthorized third parties. I will also inform the Company if any proprietary information which is in my possession is lost, missing or presumed stolen.

3. Inventions. I understand that during my employment or following my employment, I may make, conceive of or reduce to practice various discoveries, developments, designs, improvements, inventions, formulas, processes, techniques, programs, other works of authorship, know-how and data (all of which shall be referred to as "inventions" throughout this Agreement, whether or not patentable or registrable under copyright, mask work or similar statutes, or "registrations").

     I hereby assign and transfer to the Company my entire right, title and interest in and to all inventions made or conceived or reduced to practice by me either alone or jointly with others during the period of my employment with the Company, except for those inventions which I can prove qualify fully under the provisions of Section 2870 of the California Labor Code (see Attachment 1). I will, at the Company's request, promptly execute a written assignment of title to the Company for any such invention and I will preserve any such invention as confidential information of the Company.

     I agree to keep and maintain adequate and current records of all inventions made by me (in the form of notes, sketches, drawings and other forms as may be specified by the Company) which records shall be available to and remain the sole property of the Company at all times.

     I will promptly disclose in writing to the Company all inventions made or conceived or reduced to practice by me, either alone or jointly with others, during the period of my employment, and for six months after termination of my employment with the Company, whether or not I believe the inventions qualify fully under Section 2870 of the California Labor Code. Such disclosure shall be received in confidence by the Company.



                                      9.

     I further agree to assist the Company in every proper way (but at the Company's expense) to obtain and from time to time enforce registrations in any and all countries, and to that end I will execute all documents for use in applying for and obtaining such registration as the Company may desire, together with any assignments thereof to the Company or persons designated by it. My obligation to assist the Company in obtaining and enforcing registrations in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after such termination for time actually spent by me at the Company's request on such assistance. In the event the Company is unable, after reasonable effort, to secure my signature on any document or documents needed to obtain or enforce any registrations, whether because of my physical or mental incapacity or for any other reason whatsoever, I hereby irrevocable designate and appoint the Company and its duly authorized officers and agents as my agent and attorney-in-fact, to act for and in my behalf and stead to execute and file any application to further the prosecution and issuance to the Company of registrations thereon with the same legal force and effect as if executed by me.

4. Prior inventions. I understand that all invention, if any, patented or unpatented, which I made prior to my employment by the Company, are excluded from the scope of this Agreement. I agree to notify the Company in writing before I make any disclosure or perform any work on behalf of the Company which appears to threaten or conflict with proprietary rights I claim on any invention or idea. In the event of my failure to give such notice, I agree that I will make no claim against the Company with respect to any such inventions or ideas.

5. Conflicting employment obligations. I represent that I have not brought and will not bring with me to the Company or use in the performance of my responsibilities at the Company any devices, materials or documents of a former employer that are not generally available to the public unless I have obtained express written authorization from the former employer for their possession and use.

     I agree that during my employment with the Company, I will not breach any obligation of confidentiality that I have to former employers. I represent that my performance under the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

6. Government and other contracts. I acknowledge that the Company from time to time may be involved in government projects of a highly classified nature. I further acknowledge that the Company from time to time may have agreements with other persons or governmental agencies which impose obligations or restrictions on the Company regarding inventions made during the course of work or information disclosed in connection therewith. I agree to be bound by all such obligations and restrictions and to take all action necessary to discharge the obligations of the Company thereunder.

7. Confidentiality. Because of the special access to proprietary and confidential information which I have, and will have, by virtue of my position in the Company, and to ensure the appropriate possession and retention of said information, I hereby agree not to use or disclose my business and technical activities, results, or anything learned while working for the Company which is of a proprietary or confidential nature to unauthorized third parties between this date and leaving the Company and for a period of three years after leaving the Company.

8. Termination of employment. I acknowledge that this Agreement does not constitute a guarantee of employment, and that either the Company or I may terminate my employment at any time and for any reason. In the event of the termination of my employment by me or by the Company for any reason, I will deliver to the Company all documents, notes, drawings, specifications, programs, data, devices and other materials of any nature pertaining to my work with the

                                      10.

     Company and I will neither take with me nor recreate any of the foregoing, any reproduction of any of the foregoing, or any Proprietary Information that is embodied in a tangible medium of expression.

9. Modification. This Agreement may not be changed, modified, released, discharged, abandoned or otherwise amended, in whole or in part, except by an instrument in writing, signed by myself and the Company. I agree that any subsequent change or changes in my duties, salary or compensation shall not affect the validity or scope of this Agreement.

10. Entire Agreement. I acknowledge receipt of this Agreement and agree that with respect to the subject matter hereof it is my entire agreement with the Company, superceding any previous oral or written communications, representatives, understandings, or agreements with the Company or any officer or representative.

11. Severability. In the event that any paragraph or provision of this Agreement shall be held to be illegal or unforceable, such paragraph or provision shall be severed from this Agreement and the entire Agreement shall not fail on account thereof, but shall otherwise remain in full force and effect.

12. Successors and assigns. This Agreement shall be binding upon my heirs, executors, administrators or other legal representatives and is for the benefit of the Company, its successors and assigns.

13. Governing Law. This Agreement shall be governed by the laws of the State of California.

     This Agreement shall be effective as of    11/1/97
                                              -----------

Dated:   11/3/97               Agreed:    /s/ Timothy K. Montgomery
       -----------                     -------------------------------
                                                (Signature)

                                            Timothy K. Montgomery
                                       -------------------------------
                                               (Printed Name)


                                      11.

                                                                   Attachment 1


This Agreement does not require assignment of an invention which qualifies fully under Section 2870 of the California Labor Code (as amended January 1,
1987), which provides as follows:

"(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

         (1) Relate at the time of conception or reduction to practice of the invention of the employer's business, or actual or demonstrably anticipated research or development of the employer.

         (2) Result from any work performed by the employee for the employer.

     (b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable."


                                      12.

                                  EXHIBIT C

                           SIDE LETTER AGREEMENT


September 15, 1998


Timothy K. Montgomery
15000 Bonnie Brae Lane
Saratoga, CA 95070

Re:  Option Acceleration

Dear Tim:

     In connection with the employment agreement (the "Employment Agreement") dated September 15, 1998, between you and Ditech Corporation (the "Company") and as additional incentive compensation for your agreement to serve as President and Chief Executive Officer of the Company, the Company agrees in this side letter agreement (the "Side Letter Agreement") to provide for an accelerated vesting schedule of those options to purchase shares of the Company's capital stock which are subject to certain vesting restrictions and rights of repurchase in favor of the Company and which you hold or which have been granted to you in connection with the Employment Agreement on or prior to the date of the Employment Agreement (the "Options").

     In the event of a Change of Control (as defined below) and provided you agree to accept an offer of employment or consultantship with the surviving company for at least twelve (12) months from the date of such Change of Control with base compensation and cash bonus opportunity comparable to that in effect prior to such Change of Control, then at that time (i) one hundred percent (100%) of the unvested Options then outstanding, if any, shall automatically be accelerated in full such that you shall have the right to exercise in accordance with their terms all or any portion of such Options and (ii) the Company's repurchase right shall automatically lapse with respect to one hundred percent (100%) of the shares then held by you which are subject to such repurchase right under such Options; provided however, that the acceleration and lapse provided in the foregoing clauses (i) and
(ii) shall automatically occur on the date of a Change of Control if no offer as described above is made to you.

     A "Change of Control" shall, for purposes of the foregoing, mean: (a) any reorganization, consolidation or merger of the Company in which the Company is not the surviving corporation or pursuant to which shares of the Company's voting stock would be converted into cash, securities or other property, in either case other than a merger of the Company in which the holders of the Company's voting stock immediately prior to the merger have the same proportionate ownership of voting stock of the surviving corporation immediately after the merger; (b) a reverse merger in


                                      13.

which the Company is the surviving corporation but the shares of the Company's common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise; (c) the sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company; (d) approval by the shareholders of the Company of a plan or proposal for the liquidation or dissolution of the Company; or (e) any "person" (as defined in Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended ( the "Exchange Act")) becoming the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% or more of the Company's outstanding voting stock; provided, however, that "person" will not include any holder of shares of the Company's preferred stock on the date of this Side Letter Agreement.

     In the event that any payment or distribution by the Company, or the grant of any benefit by the Company, to you or for your benefit (whether paid or payable, distributed or distributable or granted or to be granted pursuant to the terms of this Side Letter Agreement or otherwise) (collectively, "Benefits") would be nondeductible by the Company for federal income tax purposes because of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") or would cause you to be liable for an excise tax pursuant to Section 4999 of the Code, then the Benefits paid, distributed or granted to you under this Side Letter Agreement shall equal (i) the full amount of such Benefits or (ii) the Reduced Amount (as defined below), whichever of the foregoing amounts is determined by the Accounting Firm (as defined below) to result, on an after-tax basis, in the receipt by you of the greatest amount of such Benefits, notwithstanding that all or some portion of the Benefits may be taxable under Section 4999 of the Code. The "Accounting Firm" for purposes of this paragraph shall mean the accounting firm regularly engaged by the Company immediately prior to the Change of Control. In making its determination pursuant to the preceding sentence, such Accounting Firm shall take into account all applicable federal, state, and local employment and income taxes, as well as the excise tax imposed by Section 4999 of the Code. For purposes of this paragraph, the "Reduced Amount" shall be the maximum amount payable to you that would result in no portion of the Benefits being (i) nondeductible by the Company under Section 280G of the Code or (ii) subject to an excise tax liability under Section 4999 of the Code. Notwithstanding the foregoing and any other provision contained herein, in the event (as a result of Benefits to be received under this Side Letter Agreement or any other plan or arrangement between the you and the Company) of any required reduction of Benefits to be received by you, reduction shall be made from such other plan or arrangement prior to any reduction relating to Benefits to be received by you under this Side Letter Agreement.

     This Side Letter Agreement shall be governed by the laws of the State of California (without regard to principles of conflict of laws). Your rights and obligations under this Side Letter Agreement may not be transferred or assigned without the prior written consent of the Company. This Side Letter Agreement is meant to supplement the terms of the Employment Agreement and of the stock option agreements or other agreements pursuant to which you have acquired Options. To the extent that the terms and conditions of this Side Letter Agreement are inconsistent with those


                                      14.

found in the Employment Agreement, stock option agreements or other agreements, the terms and conditions of this Side Letter Agreement shall be controlling.

     You agree upon request to execute any further documents or instruments necessary or desirable to carry out the purposes or intent of this Side Letter Agreement. In case any provision of this Side Letter Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

     This Side Letter Agreement, in whole or in part, may be modified, waived or amended upon the written consent of the Company and you.

     By your signature below, you represent that you are familiar with the terms and provisions of this Side Letter Agreement, and hereby accept this Side Letter Agreement subject to all of the terms and provisions set forth herein. You have reviewed this Side Letter Agreement in its entirety, have had an opportunity to obtain the advice of counsel prior to executing this Side Letter Agreement and fully understand all provisions of this Side Letter Agreement. You agree to accept as binding, conclusive and final all decisions or interpretations of the Board of Directors of the Company upon any questions arising under this Side Letter Agreement.

TIMOTHY K. MONTGOMERY                     DITECH CORPORATION

/s/ Timothy Kent Montgomery               /s/ Kenneth Jones
---------------------------------------   ------------------------------------
Signature                                 By

Timothy Kent Montgomery                   Director
---------------------------------------   ------------------------------------
Print Name                                Title


                                      15.